PROSPECTUS Dated May 18, 2000                       Pricing Supplement No. 28 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-34392
Dated May 19, 2000                                          Dated August 9, 2000
                                                                  Rule 424(b)(3)


                        Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                  Euro Fixed Rate Senior Bearer Notes Due 2003

                            -----------------------

     We may not redeem these Global Medium-Term Notes, Series D (Senior Euro Fixed Rate Notes Due 2003) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We have applied to the U.K. Listing Authority for the notes to be admitted on the Official List of the London Stock Exchange as soon as is practicable following the settlement of the notes.

     We describe the basic features of this type of note in the section called "Description of Notes--Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:          GBP 150,000,000

Maturity Date:             August 22, 2003

Settlement Date
  (Original Issue Date):   August 22, 2000

Interest Accrual Date:     August 22, 2000

Issue Price:               99.752%

Specified Currency:        UK Sterling ("GBP")

Redemption Percentage
    at Maturity:           100%

Initial Redemption
    Percentage:            N/A

Annual Redemption
    Percentage Reduction:  N/A

Optional Repayment
    Date(s):               N/A

Interest Rate:             6.75% per year

Maximum Interest Rate:     N/A

Minimum Interest Rate:     N/A

Interest Payment Dates:    Each August 22, commencing
                           August 22, 2001

Interest Payment Period:   Annual

Denominations:             GBP 1,000

Business Day:              London

Common Code:               011633323

ISIN:                      XS0116333237

Other Provisions:          N/A

                                                       (continued on next page)

     Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

MORGAN STANLEY DEAN WITTER
BARCLAYS CAPITAL                                  COMMERZBANK AKTIENGESELLSCHAFT
GREENWICH NATWEST
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Plan of Distribution:

     On August 9, 2000, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of notes set forth opposite their respective names below at a net price of 99.527%, which we refer to as the "purchase price." The purchase price equals the stated issue price of 99.752% less a selling concession of 0.10% and a combined management and underwriting commission of 0.125% of the principal amount of these notes.

                            Name                          Principal Amount of
                            ----                          -------------------
Morgan Stanley & Co. International Limited................  GBP 136,500,000
Barclays Bank PLC.........................................        4,500,000
Commerzbank Aktiengesellschaft............................        4,500,000
Greenwich Natwest.........................................        4,500,000
        Total.............................................  GBP 150,000,000
                                                            ===============


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